NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Reports Second

Quarter 2007 Earnings, Declares Dividend

St. Louis, April 27, 2007 - The Laclede Group, Inc. (NYSE: LG) today released earnings results for the second quarter of its fiscal year 2007 and declared a quarterly dividend of 36 ½ cents per share on its common stock, payable July 2, 2007, to shareholders of record on June 11, 2007.

Consolidated earnings for the quarter ended March 31, 2007 were $20.8 million, which essentially equaled earnings of $20.9 million reported for the same period last year. Diluted earnings per share were $.97 for the second quarter this year compared to $.98 per share for the quarter ended March 31, 2006.

Quarterly earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $20.7 million, up $1.7 million compared to the same quarter last year. Results improved primarily due to increased earnings on sales of natural gas to entities outside of the traditional utility service area and higher Infrastructure System Replacement Surcharge revenues.

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Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider, posted earnings totaling $3.3 million, which were approximately $2.2 million below the same period last year. While LER has continued to report year-over-year growth in sales volumes, margins this year were reduced as volatility in Gulf Coast markets stabilized from the unprecedented levels a year ago.

The results of SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking service business, improved $.4 million compared with the same period last year. The improvement is primarily attributable to the effect of settlement costs associated with employment-related litigation recorded during the same period last year, which was partially offset by higher operating expenses.

Laclede Group’s consolidated net income for the six-month period ended March 31, 2007 was $39.9 million, compared to $47.1 million for the same period last year. Diluted earnings per share for the six-month period were $1.86 compared to $2.22 reported for the same period last year.

The decrease in the six-month consolidated earnings is largely attributable to lower margins on sales by LER, and by Laclede Gas Company to customers outside of the traditional utility service area, with earnings declining $3.8 million and $2.8 million, respectively. Laclede Gas also experienced higher operating and depreciation expenses during the period. These factors were partially offset by increased sales volumes of natural gas made to customers both in and outside the utility’s service area. SM&P’s results for the same period declined $.5 million primarily due to the aforementioned factors.

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The Laclede Group’s earnings are seasonal in nature and are typically concentrated in the November through April period, which generally corresponds with the heating season for Laclede Gas Company, its largest subsidiary.

In addition, Laclede Gas Company declared a quarterly dividend of 31 ¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28 ½ cents per share on Preferred Stock, Series C, payable June 30, 2007, to shareholders of record June 11, 2007.

For further details concerning The Laclede Group’s second quarter results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended December 31, 2006, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

OPERATING REVENUES
Regulated
Gas distribution	$ 493,593	$ 489,283	$ 842,081	$ 900,684
Non-Regulated
Services	30,134	30,559	66,563	66,017
Gas marketing	175,850	187,733	329,317	429,065
Other	1,257	1,205	2,434	2,249
Total operating revenues	700,834	708,780	1,240,395	1,398,015

OPERATING EXPENSES
Regulated
Natural and propane gas	373,576	371,388	625,099	683,427
Other operation expenses	36,816	37,764	70,496	70,869
Maintenance	6,060	5,267	11,658	10,255
Depreciation and amortization	8,568	8,178	17,065	14,261
Taxes, other than income taxes	28,348	29,258	47,107	48,897
Total regulated operating expenses	453,368	451,855	771,425	827,709
Non-Regulated
Services	34,753	35,991	71,114	69,910
Gas marketing	170,881	178,872	318,549	411,346
Other	1,096	851	2,173	1,702
Total operating expenses	660,098	667,569	1,163,261	1,310,667
Operating Income	40,736	41,211	77,134	87,348
Other Income and (Income Deductions) – Net	1,071	1,179	4,374	2,464

Interest Charges:
Interest on long-term debt	5,625	5,643	11,251	11,286
Interest on long-term debt to unconsolidated affiliate trust	893	893	1,786	1,786
Other interest charges	2,940	3,041	6,374	5,164
Total interest charges	9,458	9,577	19,411	18,236
Income Before Income Taxes	32,349	32,813	62,097	71,576
Income Tax Expense	11,519	11,871	22,168	24,454
Net Income	20,830	20,942	39,929	47,122
Dividends on Redeemable Preferred Stock – Laclede Gas	11	13	23	25
Net Income Applicable to Common Stock	$ 20,819	$ 20,929	$ 39,906	$ 47,097

Average Number of Common Shares Outstanding	21,445	21,231	21,413	21,211
Basic Earnings Per Share of Common Stock	$ 0.97	$ 0.99	$ 1.86	$ 2.22
Diluted Earnings Per Share of Common Stock	$ 0.97	$ 0.98	$ 1.86	$ 2.22